                                                                    Exhibit 21.1

Subsidiaries of O'Gara                             Jurisdiction of Incorporation
----------------------                             -----------------------------
O'Gara-Hess & Eisenhardt Armoring Company ........         Delaware

  O'Gara-Hess & Eisenhardt Armoring Company
    de Mexico, SA de CV ..........................         Mexico

  O'Gara-Hess & Eisenhardt do Brasil LTDA ........         Brazil

  O'Gara Security International, Inc. ............         Delaware

      Labbe SA ...................................         France

O'Gara Satellite Networks, Inc. ..................         Delaware

O'Gara Satellite Networks Limited ................         Ireland

Next Destination Limited .........................         United Kingdom